SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G

Amendment No. 3

Under the Securities Exchange Act of 1934

Heartland Partners, L.P.
(Name of Issuer)

Common
(Title of Class of Securities)

422357103
(CUSIP Number)

Check the following box if a fee is being paid with this statement.
(  )
The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



CUSIP No.
422357103

1)  Names of Reporting Person

Lehman Brothers Holdings Inc.
S.S. or I.R.S. Identification No. of Above Person

13-3216325


2)  Check the Appropriate box if a Member of a Group

(a)  ( X ) Sole
(b)  (   ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        187,400

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        187,400

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        187,400

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     8.74%



12)  Type of Reporting Person

HC/CO

Item 1(a).  Name of Issuer:  Heartland Partners, L.P.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            547 West Jackson Boulevard
            Chicago, Illinois 60606


Item 2(a).  Name of Person Filing:

Lehman Brothers Holdings Inc.

Item 2(b).  Address of Principal Business Office:

            3 World Financial Center
            New York, NY  10285

Item 2(c).  Citizenship or Place of Organization:

See Item 4 of cover pages

Item 2(d).  Title of Class of Securities:

Common

Item 2(e).  CUSIP Number:

            422357103


Item 3.  Information if statement is filed pursuant to Rules
13d-1(b) or 13d-2(b):

The person filing this statement is Lehman Brothers Holdings
Inc., a parent holding company in accordance with Section 240.13d-
1(b)(ii)(G).


Item 4.  Ownership

(a)  Amount Beneficially Owned as of:  December 31, 1994

See Item 9 of cover pages

(b)  Percent of Class:

See Item 11 of cover pages

(c)  Number of shares as to which such person has:

(i)  sole power to vote or to direct the vote

(ii)  shared power to vote or to direct the vote

(iii)  sole power to dispose or to direct the disposition

(iv)  shared power to dispose or to direct the disposition

See Items 5-8 of cover pages
Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another
Person

Not Applicable.


Item 7. Identification and Classification of the Subsidiary which
Acquired the Security being reported on by the Parent Holding
Company

The relevant subsidiary is Lehman Brothers Inc., a Broker/Dealer registered under Section 15 of the Securities Exchange Act of 1934.


Item 8.  Identification and Classification of Members of the
Group

Not Applicable.


Item 9.  Notice of Dissolution of Group

Not Applicable.
Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.



Dated:  December 31, 1994


LEHMAN BROTHERS HOLDINGS INC.



By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Vice President
       Assistant Secretary


































ldm/heart3.13g

Attachment 1

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

Amendment No. 2

Heartland Partners, L.P.
(Name of Issuer)

Common
(Title of Class of Securities)

422357103000
(CUSIP Number)

Check the following box if a fee is being paid with this statement.
(  )
The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





CUSIP No.
422357103000


1)  Names of Reporting Person

Lehman Brothers Inc.
S.S. or I.R.S. Identification No. of Above Person
13-2518466


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        187,400

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        187,400

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        187,400

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)


11)  Percent of Class Represented by Amount in Row 9

     8.74%

12)  Type of Reporting Person

BD



CUSIP No.
422357103000

1)  Names of Reporting Person

Lehman Brothers Holdings Inc.
S.S. or I.R.S. Identification No. of Above Person
13-3216325


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        187,400

    6)  Shared Voting Power
        -0-
    7)  Sole Dispositive Power
        187,400

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        187,400

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     8.74%



12)  Type of Reporting Person

HC/CO

CUSIP No.
422357103000


1)  Names of Reporting Person

American Express Company
S.S. or I.R.S. Identification No. of Above Person
13-4922250


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization
New York

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        187,400

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        187,400

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        187,400

10)   Check  if the Aggregate Amount in Row (9) Excludes  Certain
Shares

(___)



11)  Percent of Class Represented by Amount in Row 9

  8.74%



12)  Type of Reporting Person

HC/CO




Item 1(a).  Name of Issuer:  Heartland Partners, L.P.

Item 1(b).  Address of Issuer's Principal Executive Offices:

    547 West Jackson Boulevard
    Chicago, IL 60606

Item 2(a).  Name of Person Filing:

Lehman Brothers Inc.
Lehman Brothers Holdings Inc.
American Express Company

Item 2(b).  Address of Principal Business Office:

3 World Financial Center
New York, NY  10285

Item 2(c).  Citizenship or Place of Organization:

See Item 4 of cover pages

Item 2(d).  Title of Class of Securities:

Common

Item 2(e).  CUSIP Number:

422357103000

Item 3.  Information if statement is filed pursuant to Rules
13d-1(b) or 13d-2(b):

The persons filing this statement are Lehman Brothers Inc., a Broker/Dealer registered under Section 15 of the Act, and Lehman
Brothers Holdings Inc. and American Express Company, parent holding companies in accordance with Section 240.13d-1(b)(ii)(G).

Item 4.  Ownership

(a)  Amount Beneficially Owned as of:  December 31, 1993

See Item 9 of cover pages

(b)  Percent of Class:

See Item 11 of cover pages

(c)  Number of shares as to which such person has:

(i)  sole power to vote or to direct the vote

(ii)  shared power to vote or to direct the vote

(iii)  sole power to dispose or to direct the disposition

(iv)  shared power to dispose or to direct the disposition

See Items 5-8 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another
Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which
Acquired the Security being reported on by the Parent Holding
Company

See Exhibit 1

Item  8.   Identification and Classification of  Members  of  the
Group

Not Applicable.

Item 9.  Notice of Dissolution of Group

Not Applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.



Dated:  December 31, 1993

LEHMAN BROTHERS INC.



         /s/ Karen C. Manson
By:-------------------------
Name:  Karen C. Manson
Title: Senior Vice President
Secretary


LEHMAN BROTHERS HOLDINGS INC.



         /s/ Karen C. Manson
By:-------------------------
Name:  Karen C. Manson
Title: Vice President
Assistant Secretary


AMERICAN EXPRESS COMPANY



         /s/ Karen C. Manson
By:-------------------------
Name:  Karen C. Manson
Title: Authorized Representative
Exhibit Index



Exhibit I   Identification and Classification of Relevant
            Subsidiaries




EXHIBIT I
TO SCHEDULE 13G



The persons filing this statement are Lehman Brothers Inc., a registered Broker/Dealer and Lehman Brothers Holdings Inc. and
American Express Company, parent holding companies. The relevant subsidiary is Lehman Brothers Inc.






Attachment 2


SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

Amendment No. 1

Heartland Partners, L.P.
(Name of Issuer)

Common
(Title of Class of Securities)

422357103000
(CUSIP Number)

Check the following box if a fee is being paid with this statement.
(  )
The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





CUSIP No.
422357103000


1)  Names of Reporting Person

Shearson Lehman Brothers Inc.
S.S. or I.R.S. Identification No. of Above Person
13-2518466


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        187,400

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        187,400

    8)  Shared Dispositive Power
        1,800
9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        189,200

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)


11)  Percent of Class Represented by Amount in Row 9

     8.8%

12)  Type of Reporting Person

BD



CUSIP No.
422357103000

1)  Names of Reporting Person

American Express Company.
S.S. or I.R.S. Identification No. of Above Person
13-4922250


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization


Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        187,400

    6)  Shared Voting Power
        -0-
    7)  Sole Dispositive Power
        187,400

    8)  Shared Dispositive Power
        1,800

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        189,200

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     8.8%



12)  Type of Reporting Person

HC/CO
Item 1(a).  Name of Issuer:  Heartland Partners, L.P.

Item 1(b).  Address of Issuer's Principal Executive Offices:

    547 West Jackson Boulevard
    Chicago, IL 60606

Item 2(a).  Name of Person Filing:

Shearson Lehman Brothers Inc.
American Express Company

Item 2(b).  Address of Principal Business Office:

American Express Tower
World Financial Center
New York, NY  10285

Item 2(c).  Citizenship or Place of Organization:

See Item 4 of cover pages

Item 2(d).  Title of Class of Securities:

Class A Limited Partnership Interests

Item 2(e).  CUSIP Number:

422357103000

Item 3.  Information if statement is filed pursuant to Rules
13d-1(b) or 13d-2(b):

The  persons  filing this statement are Shearson Lehman  Brothers
Inc., a
Broker/Dealer registered under Section 15 of the Act, and American Express Company, a parent holding company in accordance with Section 240.13d-1(b)(ii)(G).

Item 4.  Ownership

(a)  Amount Beneficially Owned as of:  December 31, 1992

See Item 9 of cover pages

(b)  Percent of Class:

See Item 11 of cover pages

(c)  Number of shares as to which such person has:

(i)  sole power to vote or to direct the vote

(ii)  shared power to vote or to direct the vote

(iii)  sole power to dispose or to direct the disposition

(iv)  shared power to dispose or to direct the disposition

See Items 5-8 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another
Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which
Acquired the Security being reported on by the Parent Holding
Company

See Exhibit 1

Item  8.   Identification and Classification of  Members  of  the
Group

Not Applicable.

Item 9.  Notice of Dissolution of Group

Not Applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.



Dated:  February 12, 1993

SHEARSON LEHMAN BROTHERS INC.



         /s/ Karen C. Manson
By:-------------------------
Name:  Karen C. Manson
Title: Senior Vice President
       Corporate Secretary



AMERICAN EXPRESS COMPANY



         /s/ Karen C. Manson
By:-------------------------
Name:  Karen C. Manson
Title: Authorized Representative
Exhibit Index



Exhibit I   Identification and Classification of Relevant
            Subsidiaries


Exhibit II  Statement of Shearson Lehman Brothers Inc.


Exhibit III Statement of American Express Company
EXHIBIT I
TO SCHEDULE 13G



The  persons  filing this statement are Shearson Lehman  Brothers
Inc., a
registered Broker/Dealer and American Express Company,  a  parent
holding  company.   The relevant subsidiary  is  Shearson  Lehman
Brothers Inc.


EXHIBIT II
to
SCHEDULE 13G
under the
Securities Exchange Act of 1934



Pursuant to Rule 13d-1(f) (1) Shearson Lehman Brothers Inc., affirms it is individually eligible to use Schedule 13G and agrees that this
Schedule is filed on its behalf.



Shearson Lehman Brothers Inc.



      /s/ Karen C. Manson
By:------------------------
Name:  Karen C. Manson
Title: Senior Vice President
       Corporate Secretary


EXHIBIT III
to
SCHEDULE 13G
under the
Securities Exchange Act of 1934



American Express Company, 3 World Financial Center, New York, New York disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this Schedule 13G shall not be construed as an admission that American Express Company is, for the purpose of Section 13(d)
or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

Pursuant to Rule 13d-1(f)(1) and subject to the preceding disclaimer, American Express Company affirms it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf, and authorizes the President, any Vice President, the Comptroller, the Secretary, and the General Counsel or any Associate General Counsel, each with power to act singly, of each subsidiary of American Express Company making this filing to sign this statement on behalf of American Express Company.


AMERICAN EXPRESS COMPANY



     /s/ Stephen P. Norman
By:-------------------------
Name:  Stephen P. Norman
Title: Secretary



























ldm/heart3.13g

Attachment 3


SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

Heartland Partners, L.P.
(Name of Issuer)

Common
(Title of Class of Securities)

422357103000
(CUSIP Number)

Check the following box if a fee is being paid with this statement.
(X)
The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





CUSIP No.
422357103000


1)  Names of Reporting Person

Shearson Lehman Brothers Inc.
S.S. or I.R.S. Identification No. of Above Person
13-2518466


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        189,400

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        189,400

    8)  Shared Dispositive Power
        1,800
9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        191,200

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)


11)  Percent of Class Represented by Amount in Row 9

     8.9%

12)  Type of Reporting Person

BD



CUSIP No.
422357103000

1)  Names of Reporting Person

American Express Company.
S.S. or I.R.S. Identification No. of Above Person
13-4922250


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization


Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        189,400

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        189,400

    8)  Shared Dispositive Power
        1,800
9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        191,200

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     8.9%



12)  Type of Reporting Person

HC/CO
Item 1(a).  Name of Issuer:  Heartland Partners, L.P.

Item 1(b).  Address of Issuer's Principal Executive Offices:

    547 West Jackson Boulevard
    Chicago, IL 60606

Item 2(a).  Name of Person Filing:

Shearson Lehman Brothers Inc.
American Express Company

Item 2(b).  Address of Principal Business Office:

American Express Tower
World Financial Center
New York, NY  10285

Item 2(c).  Citizenship or Place of Organization:

See Item 4 of cover pages

Item 2(d).  Title of Class of Securities:

Class A Limited Partnership Interests

Item 2(e).  CUSIP Number:

422357103000

Item 3.  Information if statement is filed pursuant to Rules
13d-1(b) or 13d-2(b):

The  persons  filing this statement are Shearson Lehman  Brothers
Inc., a
Broker/Dealer registered under Section 15 of the Act, and American Express Company, a parent holding company in accordance with Section 240.13d-1(b)(ii)(G).

Item 4.  Ownership

(a)  Amount Beneficially Owned as of:  July 31, 1992

See Item 9 of cover pages

(b)  Percent of Class:

See Item 11 of cover pages

(c)  Number of shares as to which such person has:

(i)  sole power to vote or to direct the vote

(ii)  shared power to vote or to direct the vote

(iii)  sole power to dispose or to direct the disposition

(iv)  shared power to dispose or to direct the disposition

See Items 5-8 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another
Person

A  portion of the shares reported are managed by Shearson  Lehman
Brothers Inc. on behalf of Customers.

Item 7. Identification and Classification of the Subsidiary which
Acquired the Security being reported on by the Parent Holding
Company

See Exhibit 1

Item  8.   Identification and Classification of  Members  of  the
Group

Not Applicable.

Item 9.  Notice of Dissolution of Group

Not Applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.



Dated:  August 7, 1992

SHEARSON LEHMAN BROTHERS INC.



         /s/ Karen C. Manson
By:-------------------------
Name:  Karen C. Manson
Title: Senior Vice President
       Corporate Secretary



AMERICAN EXPRESS COMPANY



         /s/ Karen C. Manson
By:-------------------------
Name:  Karen C. Manson
Title: Authorized Representative
Exhibit Index



Exhibit I   Identification and Classification of Relevant
            Subsidiaries


Exhibit II  Statement of Shearson Lehman Brothers Inc.


Exhibit III Statement of American Express Company
EXHIBIT I
TO SCHEDULE 13G



The  persons  filing this statement are Shearson Lehman  Brothers
Inc., a
registered Broker/Dealer and American Express Company,  a  parent
holding  company.   The relevant subsidiary  is  Shearson  Lehman
Brothers Inc.


EXHIBIT II
to
SCHEDULE 13G
under the
Securities Exchange Act of 1934



Pursuant to Rule 13d-1(f) (1) Shearson Lehman Brothers Inc., affirms it is individually eligible to use Schedule 13G and agrees that this
Schedule is filed on its behalf.



Shearson Lehman Brothers Inc.



      /s/ Karen C. Manson
By:------------------------
Name:  Karen C. Manson
Title: Senior Vice President
       Corporate Secretary


EXHIBIT III
to
SCHEDULE 13G
under the
Securities Exchange Act of 1934



American Express Company, 3 World Financial Center, New York, New York disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this Schedule 13G shall not be construed as an admission that American Express Company is, for the purpose of Section 13(d)
or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

Pursuant to Rule 13d-1(f)(1) and subject to the preceding disclaimer, American Express Company affirms it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf, and authorizes the President, any Vice President, the Comptroller, the Secretary, and the General Counsel or any Associate General Counsel, each with power to act singly, of each subsidiary of American Express Company making this filing to sign this statement on behalf of American Express Company.


AMERICAN EXPRESS COMPANY



     /s/ Stephen P. Norman
By:-------------------------
Name:  Stephen P. Norman
Title: Secretary



























ldm/heart3.13g